EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into by and among Applied Biosciences, Corp. (the “Company”), and Raymond W Urbanski (“Executive”) as of May 1, 2019 (the “Effective Date”).

WHEREAS, the Company desires to employ the Executive, and Executive wishes to be employed by the Company in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS AND PROMISES AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED, IT IS MUTUALLY AGREED AS FOLLOWS:

1. Position and Duties: Executive shall be employed by the Company in the position of Chief Executive Officer of Applied Biosciences, Corp. and Director on the Applied Biosciences Board of Directors. Executive shall have the duties and responsibilities consistent with the position of Chief Executive Officer and Director on the Board and such other lawful duties and responsibilities reasonably assigned by the Company’s Board of Directors. Executive shall provide his services hereunder from his home in Calabasas, California until such time as office space is procured in the Los Angeles area. Executive understands and agrees that Executive will faithfully devote Executive’s best efforts and substantially all of his time during normal business hours to advance the interests of the Company. Executive will abide by all reasonable lawful written policies duly adopted by the Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in a manner that Executive reasonably believes to be in the best interest of the Company at all times. Executive further understands and agrees that Executive has a fiduciary duty of loyalty to the Company to the extent provided by applicable law and that Executive will take no action which materially harms the business, business interests, or reputation of the Company.

2. Compensation: Executive shall be compensated by the Company for his services to the Company as follows:

(a) Base Salary: As Chief Executive Officer and Director on the Board of Directors, Executive shall be paid a Base Salary of $275,000 per year (“Base Salary”), payable in biweekly installments. The monthly cash payment will be subject to applicable withholding, in accordance with the Company’s normal payroll procedures. Executive’s Base Salary and other compensation shall be reviewed on at least an annual basis and may be increased as appropriate, but in no event shall it be reduced. In the event of such an adjustment to the Base Salary, that amount shall thereafter become Executive’s “Base Salary” for the purposes of this Agreement. Furthermore, during the term of this Agreement, in no event shall Executive’s total year-end cash compensation (including Base Salary and bonuses) be less than any other officer or employee of the Company or any subsidiary.

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(b) Benefits: Executive shall have the right, on the same basis as other senior executives of the Company, to participate in and to receive benefits under any of either Company’s employee benefit plans, medical insurance, and other insurance plans, as such plans may be modified from time to time, and provided that in no event shall Executive receive less than four (4) weeks of paid vacation per annum, six (6) additional paid sick days per annum, and five (5) additional paid personal days per annum.

(c) Performance Bonus: Executive shall have the opportunity to earn an annual performance bonus in accordance with the Company’s Performance Bonus Plan then in effect with a target amount of 50% of his Base Salary (“Target Bonus”); if the Company does not have a Performance Bonus Plan in effect at any given time during the term of this Agreement, then the Company’s Compensation Committee or Board of Directors shall have discretion as to determining the annual bonus compensation for Executive. Annual bonuses will be based on calendar years.

(d) General Stock Grant:

Executive (or an entity controlled by Executive) shall be granted a Non-Qualified stock option to purchase shares of the Company’s common stock in the amount equal to 1,000,000 shares, having an option price equal to the fair market value of the shares at the start of trading on the Effective Date as a consideration for entering into this Agreement. Subject to the Executive’s continued employment with the Company or any affiliate of the Company such options shall vest on the following schedule, at the Executive’s direction, but no earlier than (i) one-third (1/3) vesting within 30 days following the Effective Date; (ii) the second one-third (1/3) vesting within 30 days following the one-year anniversary of the Effective Date; and (iii) the third one-third (1/3) vesting within 30 days following the second anniversary of the Effective Date. The Executive shall also be granted Non-Qualified stock option to purchase an additional 1% of the Company’s fully diluted common stock, having an option price equal to the fair market value of the shares at the start of trading on the Effective Date, within 30 days of each of the following milestones; (i) raised a combined $3,000,000; (ii) opening of the first IND with the FDA, or equivalent ex-US and (iii) Company being listed on a National Exchange. Notwithstanding the foregoing, all Company equity (including stock granted hereunder and stock options, as applicable) shall be fully vested on the date of a Change in Control (as defined below), Executive’s resignation for Good Reason, or the Company’s termination of Executive’s employment without Cause, whichever occurs first.

(e) Expenses: Company shall reimburse Executive for travel, lodging, entertainment and meal expenses incurred in connection with the performance of services for the Company, including, but not limited to, traveling from his home to Company offices.

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(f) Travel: Executive shall travel as reasonably necessary from time to time to satisfy his performance and responsibilities under this Agreement.

(g) Attorneys’ Fees: The Company will reimburse Executive for the attorneys’ fees incurred in preparing this Agreement and negotiations related thereto, up to $1,500.

4. Effect of Termination of Employment:

(a) Termination for Cause; Resignation without Good Reason: In the event of the Company’s termination of Executive’s employment for Cause or Executive’s resignation without Good Reason, Executive shall be entitled to:

(i) the compensation or benefits from the Company earned under Section 2 through the date of his termination, paid on the next scheduled payroll date;

(ii) reimbursement of all business expenses for which Executive is entitled to be reimbursed pursuant to Company policy, but for which he has not yet been reimbursed;

(iii) the right to continue health care benefits under COBRA, at Executive’s cost, to the extent required and available by law; and,

(iv) in the case of each stock option, restricted stock award or other Company stock-based award granted to Executive, the extent to which such awards are vested through the date of his termination or as otherwise agreed by the Parties.

In the event that the Company intends to terminate Executive’s employment for Cause, the Company shall first provide written notice to Executive of that fact with specificity no fewer than 30 days after the conduct or circumstances giving rise to such intention to termination his employment for Cause. Thereafter, Executive shall have 30 days to cure any such conduct or circumstances. Failure to timely provide written notice that the Company contends that the termination is for Cause shall constitute a waiver of any contention that the termination was for Cause, and the termination shall be irrebuttable presumed to be a termination without Cause.

(b) Termination Without Cause or Resignation for Good Reason: In the event of the Company’s termination of Executive’s employment without Cause or Executive’s resignation with Good Reason, Executive shall be entitled to:

(i) the compensation or benefits from the Company earned under Section 2 through the date of his termination, paid on the next scheduled payroll date;

(ii) a lump sum payment equivalent to the greater of (a) the bonus paid or payable to Executive for the calendar year immediately prior to the year of the Company’s termination of Executive’s employment without Cause or Executive’s resignation with Good Reason, (b) the Target Bonus set forth above, or (c) the target bonus set forth in the Performance Bonus Plan in effect immediately prior to the calendar year in which the termination occurs;

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(iii) a lump sum payment equivalent to 12 months of Executive’s Base Salary (as it was in effect immediately prior to the notice of termination or resignation; and

(iv) reimbursement for the cost of medical, life, and disability insurance coverage for Executive and his eligible dependents at a level equivalent to that provided by the Company for a period expiring upon the earlier of: (a) one year from the effective date of Executive’s employment termination date; or (b) the time Executive begins alternative employment wherein said insurance coverage is available, offered to Executive, and substantially similar to the Company’s coverage levels. It shall be the obligation of Executive to inform the Company that new employment with adequate alternative insurance coverage has been obtained.

Unless otherwise agreed to by Executive at the time termination, the amount payable to Executive under subsections (i) through (iii), above, shall be paid to Executive in a lump sum within thirty (30) days following Executive’s employment termination date. The amounts payable under subsection (iv) shall be paid monthly during the reimbursement period.

(g) Termination on Death. If Executive’s employment terminates upon Executive’s death, the Company shall consider Executive’s employment to be terminated without Cause and assign the rights and entitles set forth Section 4(b) above to Executive’s estate.

(h) Tax Reimbursement. If a payment (including this tax reimbursement payment) by the Company is determined to be an “excess parachute payment” within the meaning of Internal Revenue Code (“Code”) §280 and/or §4999, and Treasury Regs. §1.280G-1, and an excise tax is imposed thereon under Code §4999, the Company shall immediately reimburse Executive for the amount of such excise tax together with any additional income tax or excise tax attributable to the reimbursement of any excise taxes, as well as any income taxes on the income tax on the excise tax reimbursement, etc., so that Executive is not out of pocket any excise tax expense nor any income tax expense on such excise tax reimbursement.

(i) Resignation from Positions: In the event that Executive’s employment with the Company is terminated or Executive resigns for any reason, on the effective date of the termination Executive shall simultaneously resign from each position he holds on the Board and/or the Board of Directors of any of the Company’ affiliated entities and any position Executive holds as an officer of the Company or any of the Company’ affiliated entities.

5. Certain Definitions: For the purpose of this Agreement, the following capitalized terms shall have the meanings set forth below:

(a) “Cause” shall mean any of the following occurring on or after the date of this Agreement:

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(i) Executive’s theft, dishonesty, or breach of fiduciary duty for personal profit that directly results in a material adverse effect on either Company’s reputation or business;

(ii) Executive’s willful violation of any material law, rule, or regulation (for avoidance of doubt, not including traffic violations, misdemeanors or non-felonious offenses), in each case that involves moral turpitude and directly results in a material adverse effect on either Company’s reputation or business;

(iii) any intentional material breach by Executive of the Company’s Code of Professional Conduct in existence as of the Effective Date and has a material adverse effect on either Company’s reputation or business; or

(iv) any material breach by Executive of this Agreement, which breach, if curable, is not cured within thirty (30) days following written notice of such breach (stating the purported breach with specificity) from the applicable Company.

(b) “Change in Control” shall mean the occurrence of any of the following events:

(i) the Company is party to a merger or consolidation which results in the holders of the voting securities of the Company outstanding immediately prior thereto failing to retain immediately after such merger or consolidation direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the securities entitled to vote generally in the election of directors of the Company or the surviving entity outstanding immediately after such merger of consolidation.

(ii) a change in the composition of the Board of Directors of the Company occurring within a period of twelve (12) consecutive months, as a result of which fewer than a majority of the directors are Incumbent Directors;

(iii) effectiveness of an agreement for the sale, lease or disposition by the Company of all or substantially all of the Company’s assets; or

(iv) a liquidation or dissolution of the Company.

(c) “Good Reason” shall mean Executive’s resignation for any of the following conditions without Executive’s written consent:

(i) a decrease in Executive’s Base Salary, a decrease in Executive’s Target Bonus (as a multiple of Executive’s Base Salary) under the Performance Bonus Plan, or a decrease in employee benefits;

(ii) a change in Executive’s title, authority, or responsibilities;

(iii) any requirement that Executive change his primary work location from his home in California;

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(iv) any material breach by the Company of any provision of this Agreement, which breach is not cured within thirty (30) days following written notice of such breach from Executive;

(v) a material diminution in the budget or other resources over which Executive retains authority; or

(vi) any failure of the Company to obtain the assumption of this Agreement by any of the Company’s successors or assigns by purchase, merger, consolidation, sale of assets or otherwise.

The effective date of any resignation from employment by the Executive for Good Reason shall be the date of notification to the Company of such resignation from employment by the Executive.

The effective date of any resignation from employment by the Executive Good Reason shall be the effective date stipulated in such notice by the Executive.

(f) “Incumbent Directors” shall mean members of the Board who either (a) are members of the Board as of the date hereof, or (b) are elected, or nominated for election, to the Board with the affirmative vote of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of members of the Board).

6. Dispute Resolution: Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this letter agreement, or Executive’s employment, or the termination of such employment, including but not limited to all statutory claims, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator conducted in San Francisco, California, by Judicial Arbitration and Mediation Services Inc. (“JAMS”) under the then applicable JAMS rules. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. This paragraph shall not apply to an action or claim brought in court pursuant to the California Private Attorneys General Act of 2004, as amended. The Company acknowledges that Executive will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement) shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

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7. Restrictive Covenants:

(a) Nondisclosure. Except as provided in Section 8(m) below, during the term of this Agreement and following termination of the Executive’s employment with the Company, except within the scope of Executive’s job, Executive shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to, confidential information concerning each Company’s financial condition, prospects, technology, customers, suppliers, methods of doing business and promotion of each Company’s products and services) shall be deemed a valuable, special and unique asset of each Company that is received by the Executive in confidence and as a fiduciary. For purposes of this Agreement “Confidential Information” means information disclosed to the Executive or known by the Executive as a consequence of or through his employment by each Company (including information conceived, originated, discovered or developed by the Executive) after the date hereof and not generally known or in the public domain, about the Company or its business. Notwithstanding the foregoing, none of the following information shall be treated as Confidential Information: (i) information which is known to the public at the time of disclosure to Executive, (ii) information which becomes known to the public by publication or otherwise after disclosure to Executive, (iii) information which Executive can show by written records was in his possession at the time of disclosure to Executive, (iv) information about which Executive was aware prior to the date of this Agreement, (v) information which was rightfully received by Executive from a third party without violating any non-disclosure obligation owed to or in favor of the Company, or (vi) information which was developed by or on behalf of Executive independently of any disclosure hereunder as shown by written records. Nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to the extent required by law or by any court.

(b) Property Rights; Assignment of Inventions. Subject to the provisions of Schedule A, with respect to information, inventions and discoveries or any interest in any copyright and/or other property right developed, made or conceived of by Executive (collectively, “Inventions”), either alone or with others, during his employment by each Company arising out of such employment and pertinent to any field of business or research in which, during such employment, each Company is engaged or (if such is known to or ascertainable by Executive) is considering engaging, Executive hereby agrees:

(i) that all such information, inventions and discoveries or any interest in any copyright and/or other property right, whether or not patented or patentable, shall be and remain the exclusive property of the Company;

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(ii) to disclose promptly to an authorized representative of the Company all such information, inventions and discoveries or any copyright and/or other property right and all information in Executive’s possession as to possible applications and uses thereof;

(iii) not to file any patent application relating to any such invention or discovery except with the prior written consent of an authorized officer of the Company (other than Executive);

(iv) that Executive hereby waives and releases any and all rights Executive may have in and to such information, inventions and discoveries, and hereby assigns to Executive and/or its nominees all of Executive’s right, title and interest in them, and all Executive’s right, title and interest in any patent, patent application, copyright or other property right based thereon. Executive hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as his agent and attorney-in-fact to act for his and on his behalf and in his stead to execute and file any document and to do all other lawfully permitted acts to further the prosecution, issuance and enforcement of any such patent, patent application, copyright or other property right with the same force and effect as if executed and delivered by Executive; and

(v) at the request of the Company, and without expense to Executive, to execute such documents and perform such other acts as the Company deems necessary or appropriate, for the Company to obtain patents on such inventions in a jurisdiction or jurisdictions designated by the Company, and to assign to the Company or their respective designees such inventions and any and all patent applications and patents relating thereto.

Notwithstanding anything to the contrary above, the Parties agree that this Agreement will not be deemed to require assignment of any Invention that is covered under California Labor Code section 2870(a) provided that that nothing herein shall forbid or restrict the right of the Company to provide for full title to certain patents and Inventions to be in the United States, as required by contracts between the Company and the United States or any of its agencies.

8. General:

(a) Successors and Assigns: The provisions of this Agreement shall inure to the benefit of and be binding upon the Company, Executive and each and all of their respective heirs, legal representatives, successors and assigns. The duties, responsibilities and obligations of Executive under this Agreement shall be personal and not assignable or delegable by Executive in any manner whatsoever to any person, corporation, partnership, firm, company, joint venture or other entity. Executive may not assign, transfer, convey, mortgage, pledge or in any other manner encumber the compensation or other benefits to be received by his or any rights which he may have pursuant to the terms and provisions of this Agreement.

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(b) Amendments; Waivers: No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Notices: Any notices to be given pursuant to this Agreement by either party may be affected by personal delivery or by overnight delivery with receipt requested. Mailed notices shall be addressed to the parties at the addresses stated below, but each party may change its or his/her address by written notice to the other in accordance with this subsection (c). Mailed notices to Executive shall be addressed as follows:

Raymond W Urbanski MD, PhD

26950 Alsace Drive

Calabasas, CA 91302

E-mail: raymond_urbanski@yahoo.com

Mailed notices to the Company shall be addressed as follows:

Applied Biosciences, Corp.

9701 Wilshire Blvd., Suite 1000

Beverly Hills, CA 90212

(d) Entire Agreement: This Agreement constitutes the entire employment agreement among Executive and the Company regarding the terms and conditions of his employment, with the exception of (a) the agreement described in Section 7 and (b) any stock option, restricted stock or other Company stock-based award agreements among Executive and the Company to the extent not modified by this Agreement. This Agreement (including the other documents referenced in the previous sentence) supersedes all prior negotiations, representations or agreements among Executive and the Company, whether written or oral, concerning Executive’s employment by the Company.

(e) Withholding Taxes: All payments made under this Agreement shall be subject to reduction to reflect taxes required to be withheld by law.

(f) Counterparts: This Agreement may be executed by the Company and Executive in counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

(g) Headings: Each and all of the headings contained in this Agreement are for reference purposes only and shall not in any manner whatsoever affect the construction or interpretation of this Agreement or be deemed a part of this Agreement for any purpose whatsoever.

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(h) Savings Provision: To the extent that any provision of this Agreement or any paragraph, term, provision, sentence, phrase, clause or word of this Agreement shall be found to be illegal or unenforceable for any reason, such paragraph, term, provision, sentence, phrase, clause or word shall be modified or deleted in such a manner as to make this Agreement, as so modified, legal and enforceable under applicable laws. The remainder of this Agreement shall continue in full force and effect.

(i) Construction: The language of this Agreement and of each and every paragraph, term and provision of this Agreement shall, in all cases, for any and all purposes, and in any and all circumstances whatsoever be construed as a whole, according to its fair meaning, not strictly for or against Executive or the Company, and with no regard whatsoever to the identity or status of any person or persons who drafted all or any portion of this Agreement.

(j) Further Assurances: From time to time, at the Company’s request and without further consideration, Executive shall execute and deliver such additional documents and take all such further action as reasonably requested by the Company to be necessary or desirable to make effective, in the most expeditious manner possible, the terms of this Agreement and to provide adequate assurance of Executive’s due performance hereunder.

(k) Governing Law: Executive and the Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of California.

(l) Board Approval: The Company warrants to Executive that the Board of Directors of the Company has ratified and approved this Agreement, and that the Company will cause the appropriate disclosure filing to be made with the Securities and Exchange Commission in a timely manner.

(m) Protected Activity Not Prohibited. Executive understands that nothing in this Agreement limits or prohibits him from filing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company, discussing the terms and conditions of his employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act. Notwithstanding, in making any such disclosures or communications, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Confidential Information to any parties other than the Government Agencies.

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9. 409A:

Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) shall not commence in connection with your termination of employment unless and until you have also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to you without causing you to incur the additional 20% tax under Section 409A. It is intended that each installment of severance pay provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that severance payments set forth in this Agreement satisfy, to the greatest extent possible, the exceptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-1(b)(9). If the Company (or, if applicable, the successor entity thereto) determines that any payments or benefits constitute “deferred compensation” under Section 409A and you are, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments and benefits shall be delayed until the earlier to occur of: (a) the date that is six months and one day after your Separation From Service, or (b) the date of your death (such applicable date, the “Specified Employee Initial Payment Date”). On the Specified Employee Initial Payment Date, the Company (or the successor entity thereto, as applicable) shall (i) pay to you a lump sum amount equal to the sum of the payments and benefits that you would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of such amounts had not been so delayed pursuant to this Section and (ii) commence paying the balance of the payments and benefits in accordance with the applicable payment schedules set forth in this Agreement. All reimbursements provided under this Agreement shall be subject to the following requirements: (i) the amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year, (ii) all reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for any other benefit. It is intended that all payments and benefits under this Agreement shall either comply with or be exempt from the requirements of Section 409A, and any ambiguity contained herein shall be interpreted in such manner so as to avoid adverse personal tax consequences under Section 409A.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written below.

EXECUTIVE:

Date: May 1, 2019	/s/ Raymond W. Urbanski
Raymond W Urbanski M.D., Ph.D.

APPLIED BIOSCIENCES, CORP.

Date: May 1, 2019	/s/ Chris Bridges
Chris Bridges

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Attachment 1

California Labor Code Provisions

2870. (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

2871. No employer shall require a provision made void and unenforceable by Section 2870 as a condition of employment or continued employment. Nothing in this article shall be construed to forbid or restrict the right of an employer to provide in contracts of employment for disclosure, provided that any such disclosures be received in confidence, of all of the employee’s inventions made solely or jointly with others during the term of his or her employment, a review process by the employer to determine such issues as may arise, and for full title to certain patents and inventions to be in the United States, as required by contracts between the employer and the United States or any of its agencies.

2872. If an employment agreement entered into after January 1, 1980, contains a provision requiring the employee to assign or offer to assign any of his or her rights in any invention to his or her employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention which qualifies fully under the provisions of Section 2870. In any suit or action arising thereunder, the burden of proof shall be on the employee claiming the benefits of its provisions.

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